Consent of Independent Accountants

         We consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of Post-Effective Amendment No. 24 to the Registration Statement of Evergreen Equity Trust on Form N-1A of our report dated November 12, 1998, on our audits of the financial statements and financial highlights of the Evergreen Aggressive Growth Fund Fund, Evergreen Fund and Evergreen Stock Selector Fund, which report is included in the Annual Report for Evergreen Aggressive Growth Fund, Evergreen Fund and Evergreen Stock Selector Fund for the year ended September 30, 1998, which is incorporated by reference in the Registration Statement.




/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 26, 2000